Exhibit 99.1

Capricor Therapeutics Reports Third Quarter 2022 Financial

Results and Provides Corporate Update

-Enrollment Continues to Progress in HOPE-3, the Pivotal Phase 3 Clinical Trial of CAP-1002 in Duchenne Muscular Dystrophy-

-Presented Positive One-Year Safety and Efficacy Results From HOPE-2 Open Label Extension Study of CAP-1002 in Duchenne Muscular Dystrophy Patients at World Muscle Society 2022-

-Presented New Advances in Engineered Exosome Platform at Exosome-Based Therapeutic Development Summit-

-To Host Conference Call and Webcast Today at 4:30 p.m. ET-

SAN DIEGO, Calif., Nov. 10, 2022 (GLOBE NEWSWIRE) -- Capricor Therapeutics (NASDAQ: CAPR), a biotechnology company focused on the development of transformative cell and exosome-based therapeutics for the treatment and prevention of muscular and other select diseases, announced today its financial results for the third quarter ended September 30, 2022 and provided a corporate update.

“In the third quarter we continued to advance our late-stage clinical development program for CAP-1002 in patients with Duchenne Muscular Dystrophy (DMD), and took important steps toward potential commercialization,” said Linda Marbán, Ph.D., Capricor’s chief executive officer. “We are encouraged by the growing dataset including the statistically significant and clinically relevant data from the HOPE-2 open label extension trial which we recently presented at this year’s World Muscle Society Congress. These and prior results further support CAP-1002’s ability to improve both skeletal and cardiac muscle functions, which suggest potential disease modification, as well as the long-term safety profile of the therapy. Our main priority now is to continue to advance the ongoing HOPE-3 pivotal Phase 3 clinical trial. Patient dosing is underway and as enrollment progresses, we will continue to work closely with the FDA to define next steps in the regulatory pathway for CAP-1002 and at the request of the FDA, we have submitted the results from our HOPE-2 open label extension for their review. In parallel, we are exploring opportunities for additional strategic partnerships outside of the United States to allow for rapid therapy availability to the global patient community, if approved, and to maximize the value of this asset.”

Dr. Marbán continued, “Turning to our exosomes program, earlier this quarter, we presented results from our most advanced application of our proprietary StealthXTM platform for the production of a multivalent exosome-based vaccine or booster for COVID-19. Based on this unique platform, we were able to rapidly develop a protein-based vaccine that elicited a potent immune response without the need for an adjuvant or lipid nanoparticle carrier.  We also continue to make progress with the second modality of this platform and are developing exosomes as precision delivery vehicles to more effectively bring a payload to targeted cells or tissues. In summary, we see our StealthXTM platform technology having the potential to support the next generation of vaccines and supporting the development of innovative therapeutics. We look forward to sharing further updates, including a planned publication of this preclinical work in the coming months.”

Third Quarter and Recent Operational Highlights

●	HOPE-3, our pivotal, randomized, double-blind, placebo-controlled, Phase 3 clinical trial of CAP-1002 in DMD continues to progress well and enrollment remains on track (NCT05126758).
o	Capricor continues its efforts toward potential commercialization, including manufacturing scale-up.
●	Presented previously announced positive one-year results from our HOPE-2 open label extension study in patients with later-stage DMD. Treatment with CAP-1002 resulted in statistically significant clinical benefits in skeletal muscle function, observed by improvements in the Performance of the Upper Limb (PUL version 2.0) scale (p=0.02). Additionally, the results support potential disease modifying outcomes and reinforce the long-term safety potential of CAP-1002 in patients with DMD.

o	Results were presented at a poster session at the World Muscle Society Congress (WMS) in Halifax, Nova Scotia, Canada on October 14, 2022.
●	Presented new preclinical data on Capricor’s StealthXTM platform showing the rapid development of a recombinant protein-based vaccine for immunization and prevention against SARS-CoV-2, the virus causing COVID-19.
o	These data were featured in a presentation at the 4th Exosome Based Therapeutic Development Summit, held in Boston, MA from October 4-6, 2022.

Anticipated Milestones and Events

The Company has set forth the following guidance for pipeline progression:

●	Continue discussions with FDA regarding pathway towards a Biologics License Application or BLA for CAP-1002 in DMD
●	Planned publication of preclinical work related to our StealthXTM engineered exosomes platform
●	Planned interim analysis of HOPE-3 expected by mid-2023
●	Full enrollment of HOPE-3 expected by the third quarter of 2023

Financial Results for Third Quarter 2022

Revenues: Capricor’s primary source of revenue was from the ratable recognition of the $30.0 million upfront payment received from Nippon Shinyaku. For the three months ended September 30, 2022, the Company reported revenue of approximately $1.6 million compared with zero for the three months ended September 30, 2021.

Operating expenses: Total operating expenses for the three months ended September 30, 2022, were approximately $8.1 million compared with approximately $4.3 million for the three months ended September 30, 2021.

The Company reported a net loss of approximately $6.4 million, or $0.26 per share, for the third quarter of 2022, compared to a net loss of approximately $3.9 million, or $0.17 per share, for the third quarter of 2021.

As of September 30, 2022, the Company’s cash, cash equivalents and marketable securities totaled approximately $46.6 million, compared to approximately $34.9 million on December 31, 2021. Additionally, in the third quarter of 2022, Capricor raised approximately $1.9 million in net proceeds through issuances of common stock at an average price of approximately $5.72 per share under its at-the-market offering program.

Financial Outlook

Capricor expects that based on the current operating plan and financial resources, its available cash, cash equivalents and marketable securities will be sufficient to cover anticipated expenses and capital requirements into the second quarter of 2024. This expectation excludes any potential milestone payments under its commercialization and distribution agreement with Nippon Shinyaku as well as any strategic use of capital not currently in the Company’s base-case planning assumptions.

Conference Call and Webcast

To participate in the conference call, please dial 888-204-4368 (Domestic/Toll-Free) or 929-477-0402 (International) and reference the conference ID: 5157311. To participate via a webcast, please click here. The webcast will be archived for approximately 30 days and will be available at http://capricor.com/news/events/

About Capricor Therapeutics

Capricor Therapeutics, Inc. (NASDAQ: CAPR) biotechnology company focused on the development of transformative cell and exosome-based therapeutics for the treatment and prevention of muscular and other select diseases. Capricor's lead candidate, CAP-1002, is an allogeneic cardiac-derived cell therapy that is currently in late-stage clinical development for treating Duchenne muscular dystrophy. Capricor is also developing its exosome technology as a next-generation therapeutic platform. The Company’s current focus is on developing exosomes capable of delivering nucleic acids, including mRNA, as well as proteins to treat or prevent a variety of diseases. For more information, visit capricor.com, and follow the Company on Facebook, Instagram and Twitter.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor's product candidates; the initiation, conduct, size, timing and results of discovery efforts and clinical trials; the pace of enrollment of clinical trials; plans regarding regulatory filings, future research and clinical trials; regulatory developments involving products, including the ability to obtain regulatory approvals or otherwise bring products to market; the ability to achieve product milestones and to receive milestone payments from commercial partners; plans regarding current and future collaborative activities and the ownership of commercial rights; scope, duration, validity and enforceability of intellectual property rights; future royalty streams and revenue projections; expectations with respect to the expected use of proceeds from the recently completed offerings and the anticipated effects of the offerings; and any other statements about Capricor's management team's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "could," "anticipates," "expects," "estimates," "should," "target," "will," "would" and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact Capricor's business is set forth in Capricor's Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission on March 11, 2022 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 as filed with the Securities and Exchange Commission on August 12, 2022. All forward-looking statements in this press release are based on information available to Capricor as of the date hereof, and Capricor assumes no obligation to update these forward-looking statements.

CAP-1002 is an Investigational New Drug and is not approved for any indications. None of Capricor’s exosome-based candidates have been approved for clinical investigation.

For more information, please contact:

Capricor Media Contact:

Raquel Cona / Shana Marino

KCSA Strategic Communications

rcona@kcsa.com / smarino@kcsa.com

212.896.1204 / 347.487.6189

Capricor Investor Contact:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

617.435.6602

Capricor Company Contact:

AJ Bergmann, Chief Financial Officer

abergmann@capricor.com

310.358.3200

CAPRICOR THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

REVENUE
Revenue	$1,591,566	$—	$1,591,566	$244,898

TOTAL REVENUE	1,591,566	—	1,591,566	244,898

OPERATING EXPENSES
Research and development	5,504,356	2,513,915	15,585,143	9,307,512
General and administrative	2,564,960	1,800,630	7,637,461	5,496,186

TOTAL OPERATING EXPENSES	8,069,316	4,314,545	23,222,604	14,803,698

LOSS FROM OPERATIONS	(6,477,750)	(4,314,545)	(21,631,038)	(14,558,800)

OTHER INCOME (EXPENSE)
Other income	—	367,168	190,582	367,168
Investment income	106,635	15,570	141,836	41,476
Forgiveness of debt	—	—	—	318,160

TOTAL OTHER INCOME (EXPENSE)	106,635	382,738	332,418	726,804

NET LOSS	(6,371,115)	(3,931,807)	$(21,298,620)	$(13,831,996)

OTHER COMPREHENSIVE INCOME (LOSS)
Net unrealized gain on marketable securities	99,637	—	122,467	—

COMPREHENSIVE LOSS	$(6,271,478)	$(3,931,807)	$(21,176,153)	$(13,831,996)

Net loss per share, basic and diluted	$(0.26)	$(0.17)	$(0.87)	$(0.61)
Weighted average number of shares, basic and diluted	24,431,787	23,095,375	24,346,775	22,731,638

CAPRICOR THERAPEUTICS, INC.

SUMMARY BALANCE SHEETS

	September 30, 2022
	(Unaudited)	December 31, 2021

Cash, cash equivalents and marketable securities	$46,613,512	$34,885,274
Total assets	$53,928,107	$41,330,323

Total liabilities	$38,501,615	$9,962,357

Total stockholders’ equity - 24,702,684 and 24,185,001 common shares issued
and outstanding at September 30, 2022 and December 31, 2021, respectively	15,426,492	31,367,966
Total liabilities and stockholders’ equity	$53,928,107	$41,330,323